Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	FOR IMMEDIATE RELEASE

MEMC AND SUNTECH FINALIZE
SOLAR WAFER SUPPLY CONTRACT

St. Peters, MO, July 26, 2006 – MEMC Electronic Materials, Inc. (NYSE: WFR) announced today that MEMC and Suntech Power Holdings Co., Ltd. (NYSE: STP) have executed the binding definitive agreement for the supply of solar grade silicon wafers. The companies had previously announced the signing of a non-binding letter of intent for this transaction on July 6, 2006.

Under the terms of the definitive agreement, MEMC will supply solar wafers to Suntech over a 10-year period, with pre-determined pricing, on a take or pay basis beginning in the first quarter of 2007. Sales of the wafers over the 10-year period would generate between $5 billion and $6 billion in revenue for MEMC. As part of the definitive agreement and in order for MEMC to meet Suntech’s supply requirements, Suntech will advance funds to MEMC in the form of an interest-free loan or security deposit which will be used by MEMC for expansion of MEMC’s manufacturing capacity. In addition, MEMC has received a warrant to purchase an approximately 4.9% equity stake in Suntech.

Commenting on the signing of the wafer supply agreement, Nabeel Gareeb, MEMC’s Chief Executive Officer, said “We are pleased to announce the closure of this agreement between two industry leaders. The close cooperation between the two companies has allowed us to finalize the contract quickly. We look forward to working with Suntech over the next decade as we continue our expansion into the fast-growing solar wafer market.”

About Suntech Power

China-based Suntech Power Holdings Co., Ltd. (NYSE: STP), is one of the world’s leading manufacturer’s of photovoltaic cells (PV). Suntech designs, develops, manufactures and markets a variety of high quality, cost effective and environmentally friendly PV cells and modules for electric power applications in the residential, commercial, industrial and public utility sectors. Suntech's customers are located in various markets worldwide, including Germany, Spain, China and the United States.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.

-more-

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements, including MEMC’s beliefs and expectations that the definitive agreement would generate between $5 billion and $6 billion in revenue for MEMC over the 10-year period of the agreement and that sales would begin in the first quarter of 2007. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including the success of MEMC and Suntech in performing under the definitive agreement and the ability of MEMC to ramp up production of solar wafers to satisfy the terms of the definitive agreement. These forward-looking statements represent MEMC’s judgment as of the date of this release. MEMC disclaims, however, any intent or obligation to update these forward-looking statements, except as required under applicable law.

Contact:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc.

(636) 474-5443